Exhibit 4.1

Unless permitted under securities legislation, the holder of this security must not trade the security before [•].

VOID AFTER 4:00 PM (VANCOUVER TIME) IN THE CITY OF VANCOUVER,
PROVINCE OF BRITISH COLUMBIA, ON [•]

FINDER’S WARRANTS TO PURCHASE COMMON SHARES OF

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Warrant Certificate No. [•]	[•] FINDER’S WARRANTS
NOTE: One Warrant is Required
to purchase one common share.

THIS IS TO CERTIFY THAT for value received the holder:

[•]

of this certificate (the “Warrant Certificate”) is entitled to purchase one fully paid and non-assessable common share of Foremost Lithium Resource & Technology Ltd. (herein called the “Corporation”) for each whole Warrant represented hereby, as such shares were constituted on [•], at any time up to 4:00 p.m. (Vancouver time) in the City of Vancouver, Province of British Columbia on [•], and for a price of CDN $[•] per common share of lawful money of Canada, upon and subject to the terms and conditions referred to in this Warrant Certificate.

The Warrants may be exercised only at the office of Foremost Lithium Resource & Technology Ltd., 2500 - 700 West Georgia Street, Vancouver BC V7Y 1B3.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be executed. Dated: [•]

FOREMOST LITHIUM RESOURCE & TECHNOLOGY LTD.

Per:
John Gravelle
Chief Executive Officer, Chairman & Director

TERMS AND CONDITIONS AND INSTRUCTIONS

1.	INTERPRETATION

1.1.	Definitions

In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith:

(a)	“Corporation” means Foremost Lithium Resource & Technology Ltd. until a successor corporation becomes such and thereafter “Corporation” will mean such successor corporation;

(b)	“Corporation’s Auditor” means an independent firm of accountants duly appointed as auditor of the Corporation;

(c)	“Current Market Price” per Share at any date shall be the closing price per share for such shares on a day before such date on the Canadian Securities Exchange (or if the Shares are not then listed on such stock exchange, on such other exchange on which the Shares are listed as may be selected for such purpose by the directors of the Corporation, or if the Shares are not listed on any stock exchange, then on the over the counter market (“Alternative Market”));

(d)	“Director” means a Director of the Corporation for the time being, and reference, without more, to action by the Directors means action by the Directors of the Corporation as a Board, or whenever duly empowered, action by an executive committee of the Board;

(e)	“Dividends Paid in the Ordinary Course” means cash dividends declared payable on the Shares in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of: (i) 150% of the aggregate amount and/or value of cash dividends paid by the Corporation on the Shares in its immediately preceding fiscal year; and (ii) 100% of the net income of the Corporation, before extraordinary items, for its immediately preceding fiscal year to be as shown in the audited consolidated financial statements of the Corporation for such preceding fiscal year or, if there are no audited financial statements with respect to such period, computed in accordance with generally accepted accounting principles consistent with the applications made in preparation of the most recent audited consolidated financial statements of the Corporation;

(f)	“Exchange” means the Canadian Securities Exchange, or any other stock exchange in Canada on which the Corporation’s shares are principally traded;

(g)	“herein”, “hereby”, “hereof” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Section” and “Subsection” followed by a number refer to the specified Section or Subsection of these Terms and Conditions;

(h)	“person” means an individual, corporation, partnership, trustee or any unincorporated organization and words importing persons have a similar meaning;

(i)	“Shares” means the common shares in the capital of the Corporation as constituted at the date hereof and any shares resulting from any subdivision or consolidation of the shares;

(j)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(k)	“Warrant” means this share purchase warrant of the Corporation, issued and presently authorized as set out on the face page hereof and for the time being outstanding;

(l)	“Warrant Holder” or “Holder” means the holder of the Warrant as set out on the face page hereof; and

(m)	words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.2.	Interpretation not Affected by Headings

The division of these Terms and Conditions into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation thereof.

1.3.	Applicable Law

The Warrants will be construed in accordance with the laws of British Columbia and the laws of Canada applicable thereto and will be treated in all respects as British Columbia contracts.

2.	ISSUE OF WARRANTS

2.1.	Issue of Warrants

Warrants entitling the Holders thereof to purchase the number of common shares of the Corporation indicated on the face page hereof are authorized to be issued by the Corporation.

2.2.	Warrant Holder not a Shareholder

The holding of the Warrants will not constitute the Holder thereof a shareholder of the Corporation, nor entitle him to any right or interest in respect thereof except as in the Warrants expressly provided.

2.3.	Exchange of Warrants

(a)	Warrants in any authorized denomination may, upon compliance with the reasonable requirements of the Corporation, be exchanged for Warrants in any other authorized denomination, of the same series and date of expiry entitling the Holder thereof to purchase any equal aggregate number of Shares at the same subscription price and on the same terms as the Warrants so exchanged.

(b)	Warrants may be exchanged only at the office of the Corporation. Any Warrant tendered for exchange will be surrendered to the Corporation and cancelled.

2.4.	Charges for Exchange

On exchange of Warrants, the Corporation except as otherwise herein provided, may charge a sum not exceeding CDN $10.00 for each new Warrant certificate issued; and payment of such charges and of any transfer taxes or governmental or other charges required to be paid will be made by the party requesting such exchange.

2.5.	Issue in Substitution for Lost Warrant

(a)	In case a Warrant becomes mutilated, lost, destroyed or stolen, the Corporation in its discretion may issue and deliver a new Warrant of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated Warrant, or in lieu of, and in substitution for such lost, destroyed or stolen Warrant and the substituted Warrant will be entitled to the benefit hereof and rank equally in accordance with its terms with all other Warrants issued or to be issued by the Corporation.

(b)	The applicant for the issue of a new Warrant pursuant hereto will bear the cost of the issue thereof and in case of loss, destruction or theft will furnish to the Corporation such evidence of ownership and of loss, destruction, or theft of the Warrant so lost, destroyed or stolen as will be satisfactory to the Corporation in its discretion and such applicant may also be required to furnish indemnity in amount and form satisfactory to the Corporation in its discretion, and will pay the reasonable charges of the Corporation in connection therewith.

3.	OWNERSHIP

3.1.	Ownership of Warrants

The Corporation may deem and treat the Holder of any Warrant as the absolute owner of such Warrant, for all purposes, and will not be affected by any notice or knowledge to the contrary. The Holder of any Warrant will be entitled to the rights evidenced by such Warrant and all persons may act accordingly and the receipt of any such Holder for the Shares purchasable pursuant thereto will be a good discharge to the Corporation for the same and the Corporation will not be bound to enquire into the title of any such Holder.

3.2.	Notice to Warrant Holders

Unless herein otherwise expressly provided, any notice to be given hereunder to Warrant Holders will be deemed to be validly given if such notice is mailed to the Warrant Holder at its address indicated on the face page hereof.

4.	EXERCISE OF WARRANTS

4.1.	Method of Exercise of Warrants

The right to purchase Shares conferred by the Warrants may be exercised by the Holder of any such Warrants surrendering the Warrants, with a duly completed and executed subscription in the form appended hereto and cash or a certified cheque payable to or to the order of the Corporation, for the purchase price applicable at the time of surrender in respect of the Shares subscribed for in lawful money of Canada to the Corporation’s office at 2500 - 700 West Georgia Street, Vancouver BC V7Y 1B3.

4.2.	Effect of Exercise of Warrants

(a)	Upon surrender and payment as aforesaid the Shares so subscribed for will be deemed to have been issued and such person or persons will be deemed to have become the holder or holders of record of such Shares on the date of such surrender and payment, and such Shares will be issued at the subscription price in effect on the date of such surrender and payment.

(b)	Within three business days after surrender and payment as aforesaid, the Corporation will forthwith cause to be delivered to the person or persons in whose name or names the Shares so subscribed for are to be issued as specified in such subscription or mailed to him or them at his or their respective addresses specified in such subscription, a certificate or certificates impressed with such legends as may be required by applicable securities laws for the appropriate number of Shares not exceeding those which the Warrant Holder is entitled to purchase pursuant to the Warrants surrendered.

4.3.	Subscription for Less Than Entitlement

The Holder of any Warrant may subscribe for and purchase a number of Shares less than the number which he is entitled to purchase pursuant to the surrendered Warrant. In the event of any purchase of a number of Shares less than the number which can be purchased pursuant to a Warrant, the Holder thereof upon exercise thereof will in addition be entitled to receive a new Warrant Certificate in respect of the balance of the Shares which he was entitled to purchase pursuant to the surrendered Warrant Certificate and which were not then purchased.

4.4.	Warrant for Fractions of Shares

To the extent that the Holder of any Warrant is entitled to receive on the exercise or partial exercise thereof a fraction of a Share, such right may be exercised in respect of such fraction only in combination with another Warrant or other Warrants which in the aggregate entitle the Holder to receive a whole number of Shares.

4.5.	Expiration of Warrants

The Warrants are exercisable until 4:00 p.m. (Vancouver time) on July 19, 2024 (the “Expiry Date”). After the Expiry Date, all rights thereunder will wholly cease and terminate and such Warrant will be void and of no effect.

4.6.	Exercise Price

The price per Share which must be paid to exercise a Warrant is CDN $0.20 per Share (the “Exercise Price”), subject to adjustment as hereinafter provided, until the close of business of the Corporation on the Expiry Date.

4.7.	Dilution

The Exercise Price in effect and the number and type of securities purchasable under the Warrants at any date shall be subject to adjustment from time to time as follows:

(a)	If and whenever at any time on or before the Expiry Date, the Corporation shall:

(i)	subdivide or redivide the outstanding Shares into a greater number of shares;

(ii)	reduce, combine or consolidate the outstanding Shares into a smaller number of shares;

(iii)	issue Shares or securities exchangeable for or convertible into Shares to the holders of all or substantially all of the outstanding Shares by way of a stock dividend (other than the issue of Shares as a dividend in lieu of Dividends Paid in the Ordinary Course issued to holders of Shares who have elected to receive dividends in the form of Shares); or

(iv)	make a distribution on the outstanding Shares payable in Shares or securities exchangeable for or convertible into Shares;

(each of such events being referred to as a “Share Reorganization”) the Exercise Price in effect on the effective date or record date of any such Share Reorganization shall be adjusted effective immediately after such effective date or record date, as the case may be, so that it shall equal the amount determined by multiplying the Exercise Price in effect immediately prior to such Share Reorganization by a fraction, of which the numerator shall be the total number of Shares outstanding on such effective date or record date, as the case may be, before giving effect to such event and of which the denominator shall be the total number of Shares outstanding immediately after such event (including, where securities exchangeable for or convertible into Shares are distributed, the number of Shares that would have been outstanding had such securities been exchanged or converted into Shares on such effective date or record date, as the case may be). Any such adjustments shall be made successively whenever any event referred to in this subsection 4.7(a) shall occur and any such issue of Shares by way of a stock dividend shall be deemed to have been made on the record date for the stock dividend for the purpose of calculating the number of outstanding Shares immediately after such event under subsections (a) and (c) of this section 4.7.

(b)	If and whenever at any time on or before the Expiry Date the Corporation shall fix a record date for the issuance of rights, options or warrants to all or substantially all of the holders of the outstanding Shares, entitling them, for a period expiring not more than 45 days after such record date (the “Rights Period”), to subscribe for or purchase Shares (or securities convertible into or exchangeable for Shares) at a price per share (or having a conversion or exchange price per share) of less than the Current Market Price of a Share on such record date, (any of such events being called a “Rights Offering”), then the Exercise Price shall be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Exercise Price in effect immediately prior to the end of the Rights Period by a fraction:

(i)	the numerator of which shall be the aggregate of:

(A)	the number of Shares outstanding as of the record date for the Rights Offering; and

(B)	a number determined by dividing (1) either (A) the product of the number of Shares issued or subscribed for during the Rights Period upon the exercise of the rights, warrants or options under the Rights Offering and the price at which such Shares are offered, or (B) the product of the exchange or conversion price of such securities exchangeable for or convertible into Shares and the number of Shares for or into which the securities so offered pursuant to the Rights Offering could have been exchanged or converted during the Rights Period, as the case may be, by (2) the Current Market Price of a Share as of the record date for the Rights Offering; and

(ii)	the denominator of which shall be the number of Shares outstanding, or in the case of the issue of rights, options or warrants to purchase securities exchangeable for or convertible into Shares, the number of Shares which would be outstanding if the convertible or exchangeable securities were converted or exchanged into Shares during the Rights Period, after giving effect to the Rights Offering and including the number of Shares actually issued or subscribed for during the Rights Period upon exercise of the rights, warrants or options under the Rights Offering.

Any holder who shall have exercised his right to purchase Shares in accordance with the terms of this certificate during the period beginning immediately after the record date for a Rights Offering and ending on the last day of the Rights Period therefor shall, in addition to the Shares to which such holder is otherwise entitled upon such exercise in accordance with the provisions hereof, be entitled to that number of additional Shares equal to the result obtained when the amount, if any, by which the Exercise Price in effect immediately prior to the end of such Rights Offering exceeds the Exercise Price as adjusted for such Rights Offering pursuant to this subsection 4.7(b) is multiplied by the number of Shares purchased upon exercise of the Warrant during such period, and the resulting product is divided by the Exercise Price as adjusted for such Rights Offering pursuant to this subsection 4.7(b); provided that the provisions of this certificate relating to fractional Shares shall be applicable to any fractional interest in a Share to which the holder might otherwise be entitled under the foregoing provisions of this subsection 4.7(b). Such additional Shares shall be deemed to have been issued to the holder immediately following the end of the Rights Period and a certificate for such additional Shares shall be delivered to such holder within ten days following the end of the Rights Period. To the extent that any such rights, options or warrants are not so exercised on or before the expiry thereof, the Exercise Price will be readjusted to the Exercise Price which would then be in effect based on the number of Shares (or the securities convertible into or exchangeable for Shares) actually delivered on the exercise of such rights, options or warrants.

(c)	If and whenever at any time on or before the Expiry Date the Corporation shall fix a record date for the issuing or making of a distribution to all or substantially all the holders of its outstanding Shares of:

(i)	securities of the Corporation, other than Shares distributed as dividend in lieu of Dividends Paid in the Ordinary Course issued to holders of Shares who have elected to receive dividends in the form of such shares and Shares issued pursuant to a Share Reorganization;

(ii)	rights, options or warrants (excluding those distributions of rights, options or warrants which constitute a Rights Offering);

(iii)	evidences of its indebtedness; or

(iv)	property or assets (excluding Dividends Paid in the Ordinary Course), including securities of any other corporations

(each of such events being a “Special Distribution”)

the Exercise Price shall be adjusted effective immediately after such record date to a price determined by multiplying the Exercise Price in effect on such record date by a fraction:

(v)	the numerator of which shall be:

(A)	the product of the number of Shares outstanding on such record date and the Current Market Price of a Share on such record date, less

(B)	the fair value, as determined by action by the directors acting reasonably, to the holders of the Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(vi)	the denominator of which shall be the number of Shares outstanding on such record date multiplied by the Current Market Price of a Share on such record date.

To the extent that any Special Distribution is not so made, the Exercise Price will be readjusted effective immediately to the Exercise Price which would then be in effect based upon such securities or property or other assets as actually distributed.

(d)	If and whenever at any time on or before the Expiry Date there is a reclassification of the Shares at any time outstanding or a change of the Shares into other shares or a capital reorganization of the Corporation not covered in subsection 4.7(a) or a consolidation, amalgamation or merger of the Corporation with or into any other person or a transfer or sale of the property and assets or the undertaking of the Corporation as or substantially as an entirety to any other person in which the holder of Shares are entitled to receive shares, other securities or other property (any of such events being called a “Capital Reorganization”), a holder of Warrants which have not been exercised prior to the effective date of such Capital Reorganization shall, upon the exercise of such Warrants, be entitled to receive and shall accept in lieu of the number of Shares as then constituted and to which the holder was previously entitled upon exercise of the Warrants, for the same aggregate consideration payable therefor, the number of shares or other securities or property, that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the holder had been the registered holder of the number of Shares to which the holder was previously entitled upon due exercise of the Warrants; and in any case, necessary and appropriate adjustments shall be made in the application of the provisions herein with respect to the rights and interests thereafter of the holders of the Warrants to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or securities or property to which the holder of Warrants may be entitled upon the exercise of such Warrants thereafter. The Corporation shall take all steps necessary to ensure that, at any time on or after the completion of a Capital Reorganization, the holder will receive the aggregate number of shares, other securities or other property to which the holder is entitled hereunder as a result of the Capital Reorganization. No Capital Reorganization shall be completed by the Corporation unless the foregoing provisions of this subsection 4.7(d) shall have been complied with to the satisfaction of the holder, acting reasonably.

(e)	If and whenever at any time after the date hereof and on or before the Expiry Date, there is an adjustment in the Exercise Price pursuant to the provisions of this section 4.7, the number of Shares purchasable pursuant hereto shall be adjusted contemporaneously with the adjustment of the Exercise Price by multiplying the number of Shares theretofore purchasable on the exercise hereof by a fraction the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price resulting from such adjustment.

(f)	In any case in which this section 4.7 requires that an adjustment become effective immediately after a record date for an event referred to herein, the Corporation may defer, until the occurrence of such event, issuing to the holder of any Warrant exercised after such record date and before the occurrence of such event the kind and amount of shares, other securities or property to which the holder would be entitled upon such exercise by reason of the adjustment required by such event, provided that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive the kind and amount of shares, other securities or property to which the holder would be entitled upon the occurrence of the event requiring such adjustment and the right to receive any distributions made or declared in favour of holders of record of Shares as constituted from time to time on and after such date as such holder would, but for the provisions of this subsection 4.7(f), have received, or become entitled to receive, on such exercise.

(g)	The adjustments provided for in this section 4.7 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this section 4.7, provided that notwithstanding any other provision of this section 4.7: (i) no adjustment of the Exercise Price shall be required unless such adjustment would result in an increase or decrease of at least 1% in the Exercise Price, (ii) no adjustments to the number of Shares purchasable shall be required unless such adjustment would result in a change of at least one one-hundredth of a share, and (iii) any adjustments which by reason of this subsection 4.7(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. The adjustments in the Exercise Price shall be computed to the nearest one-tenth of one cent.

(h)	In the event of any question arising with respect to the adjustments provided in this section 4.7, such question, absent manifest error, shall be conclusively determined by the auditors of the Corporation. The auditors shall have access to all necessary records of the Corporation. In the event that such a determination is made, the Corporation shall deliver to the holder a certificate signed by such auditors describing such determination and such determination shall be binding upon the Corporation and the holder.

(i)	As a condition precedent to the taking of any action which would require an adjustment in any of the subscription rights pursuant to any of the Warrants, including the number of Shares which are to be received upon the exercise thereof, the Corporation shall take any and all action which, in the opinion of counsel, may be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable all the Shares which the holder of such Warrants is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(j)	No adjustment shall be made pursuant to this section 4.7 if the holder is entitled to participate in any event described in subsection 4.7(a) (other than in respect of any Share Reorganization described in (i) or (ii) of subsection 4.7(a)) on the same terms, mutatis mutandis, as if the holder had exercised his Warrants prior to or on the effective date or record date of such event.

(k)	If the Corporation shall take any action, other than action described in this section 4.7, affecting the Shares which, in the opinion of the board of directors of the Corporation would materially affect the rights of the holder, the Exercise Price and the number of Shares which may be acquired upon exercise of a Warrant shall be adjusted by action of the board of directors in such manner and at such time as they may determine, acting reasonably, to be equitable in the circumstances, provided that no such adjustment will be made unless prior approval of all stock exchanges on which the Shares are listed for trading has been obtained. Failure of the board of directors to make such an adjustment shall be conclusive evidence that the board of directors have determined that it is equitable to make no adjustment in the circumstances. Immediately after the occurrence of any event which requires an adjustment pursuant to this section 4.7, other than an adjustment pursuant to subsections (a) or (b) of this section 4.7, in the Exercise Price or in any of the subscription rights pursuant to any of the Warrants, including the number of Shares, as then constituted, which are to be received upon the exercise thereof, the Corporation shall forthwith deliver to the holder a certificate of the Corporation specifying the particulars of such event and the required adjustment and the computation of such adjustment and give at least 14 days notice to the holder of Warrants of the record date or effective date of such event, as the case may be, and such notice shall include particulars of such event and the required adjustment.

(l)	In the absence of a resolution of the board of directors of the Corporation fixing a record date for a Rights Offering or a Special Distribution, the Corporation shall be deemed to have fixed as the record date therefor the date on which the Rights Offering or Special Distribution is effected.

(m)	As soon as practicable after the occurrence of any event that requires an adjustment or readjustment as provided in this section 4.7, the Corporation will deliver to the holder, at its last address provided to the Corporation, a certificate of a senior officer of the Corporation certifying as to the amount or nature of such adjustment and, in reasonable detail, the event requiring and manner of computing or determining such adjustment.

(n)	Before taking any action which would result in an adjustment to the number of Shares under this section 4.7, the Corporation shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary to thereafter issue shares upon exercise of this Warrant as contemplated herein, from any public regulatory body or stock exchange having jurisdiction therefor.

4.8.	Determination of Adjustments

If any question at any time arises with respect to the adjustments contemplated herein, such question will be conclusively determined by the Corporation’s Auditor, or, if it declines to so act, any other firm of chartered accountants, in Vancouver, that the Corporation may designate and who will have access to all appropriate records and such determination will be binding upon the Corporation and the Warrant Holders.

4.9.	Restrictions on Exercise

The Warrants and the Shares issuable upon exercise thereof have not been registered under the U.S. Securities Act or the securities laws of any state of the United States, and the Warrants may not be exercised within the United States or by or on behalf of any U.S. Person or person in the United States unless the Shares are registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or an exemption from such registration requirements is available. The Corporation shall not issue or register Shares or the certificates representing such Shares unless the Holder has executed and delivered to the Corporation an Exercise Form as attached to the Warrant Certificate and either:

(a)	such person was an original subscriber for the Warrants and makes the representations set forth in subsection 2 of the subscription form attached to the Warrant Certificate;

(b)	the Corporation receives a written opinion of counsel satisfactory to it that the Shares to be delivered upon exercise of the Warrants have been registered under the U.S. Securities Act and the securities laws of all applicable states of the United States or are exempt from the registration thereunder; or

(c)	the Corporation receives written certification pursuant to subsection 1 of the subscription form at the time of exercise of the Warrant that the Warrant Holder is not in the United States, is not a “U.S. person” as defined in Regulation S under the U.S. Securities Act (a “U.S. Person”) and is not exercising the Warrant on behalf of, or for the account or benefit of a U.S. Person and did not execute or deliver the subscription form in the United States.

4.10.	Canadian Legend

All Shares issued before [•] upon the exercise of the rights represented by this Warrant Certificate will be subject to a hold period under Canadian securities laws and the rules and, if applicable, policies of the Canadian Securities Exchange and may not be traded until [•], except as permitted by applicable securities laws and regulations and the rules and policies of the TSX Venture Exchange and the certificates representing such Shares shall bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 20, 2022.”

4.11.	U.S. Legend

In the event that the Warrant Holder exercises the Warrant other than pursuant to subsection 1 of the subscription form, any certificates issued representing the Shares acquired upon such exercise shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. AT ANY TIME THE COMPANY IS A “FOREIGN ISSUER” AS DEFINED IN RULE 902 UNDER THE 1933 ACT, A NEW CERTIFICATE, BEARING NO LEGEND, THE DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM THE COMPANY’S TRANSFER AGENT UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED DECLARATION, IN FORM SATISFACTORY TO THE COMPANY AND THE COMPANY’S TRANSFER AGENT TO THE EFFECT THAT THE SALE OF THE SECURITIES IS BEING MADE IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AT A TIME WHEN THE COMPANY IS A “FOREIGN ISSUER” AS DEFINED IN RULE 902 UNDER THE 1933 ACT.”

5.	NON-TRANSFERABILITY

The Warrants represented by this Warrant Certificate and all rights granted hereunder shall neither be assignable nor transferable to any party by the Warrant Holder.

6.	COVENANTS BY THE CORPORATION

The Corporation hereby represents and warrants that it is authorized to create and issue the Warrants and covenants and agrees that it will cause the Shares from time to time subscribed for and purchased in the manner provided in this Warrant Certificate and the certificate representing such Shares to be issued and that, at all times prior to the Expiry Date, the Corporation will reserve and there will remain unissued out of its authorized capital a sufficient number of Shares to satisfy the rights of purchase provided for herein and in the Warrants should the Holders of all the Warrants from time to time outstanding determine to exercise such rights in respect of all Shares which they are or may be entitled to purchase pursuant thereto.

All Shares which are issued upon the exercise of the right of purchase provided in this Warrant Certificate, upon payment therefor of the amount at which such Shares may be purchased pursuant to the provisions of this Warrant Certificate, shall be and be deemed to be fully paid and non-assessable shares and free from all taxes, liens and charges with respect to the issue thereof. The Corporation hereby represents and warrants that this Warrant Certificate is a valid and enforceable obligation of the Corporation, enforceable in accordance with the provisions of this Warrant Certificate.

If the issuance of the Shares upon the exercise of the Warrants requires any filing or registration with or approval of any securities regulatory authority or other governmental authority or compliance with any other requirement under any law before such Shares may be validly issued, the Corporation agrees to use reasonable best efforts to take such actions as may be necessary to secure such filing, registration, approval or compliance, as the case may be.

The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for effecting the intentions and provisions of this Warrant Certificate.

7.	MODIFICATION OF TERMS, MERGER, SUCCESSORS

7.1.	Corporation May Consolidate, etc. on Certain Terms

Nothing herein contained will prevent any consolidation, amalgamation or merger of the Corporation with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and assets of the Corporation as an entirety to any corporation lawfully entitled to acquire and operate the same; provided however that the corporation formed by such consolidation or into which such merger will have been made will be a corporation organized and existing under the laws of Canada or of the United States of America or any province, state, district or territory thereof, and will, simultaneously with such consolidation, amalgamation or merger, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Corporation.

7.2.	Successor Corporation Substituted

In case the Corporation will be consolidated, amalgamated or merged with or into any other corporation or corporations, the successor corporation formed by such consolidation or amalgamation, or into which the Corporation will have been merged, will succeed to and be substituted for the Corporation hereunder. Such changes in phraseology and form (but not in substance) may be made in the Warrants as may be appropriate in view of such consolidation, amalgamation or merger.

7.3.	Additional Financing

Nothing herein contained will prevent the Corporation from issuing any other securities or rights with respect thereto during the period within which a Warrant is exercisable, upon such terms as the Corporation may deem appropriate.

7.4.	Enforcement

All of the rights conferred upon any holder by any of the terms or conditions of the Warrant Certificate or set out herein may be enforced by the holder by appropriate proceedings.

7.5.	Time

Time shall be of the essence hereof.

7.6.	Electronic Execution

The Corporation may execute this Warrant Certificate by electronic signature. To the extent that this Warrant Certificate or any agreement subject to the terms hereof or any amendment hereto is executed, recorded or delivered electronically, it shall be binding to the same extent as though it had been executed on paper with an original ink signature. The fact that this Warrant Certificate is executed, signed, stored or delivered electronically shall not prevent the enforcement of the terms hereof. Physical possession of the original of this Warrant Certificate or any paper copy thereof shall confer no special status to the bearer thereof.

[END OF DOCUMENT]

SCHEDULE “A”
EXERCISE FORM

TO:	Foremost Lithium Resource & Technology Ltd. (the “Corporation”) 2500 - 700 West Georgia Street, Vancouver BC V7Y 1B3

The Undersigned, being the registered holder of the enclosed Warrant Certificate issued by the Corporation, does hereby irrevocably exercise ___________ of the Warrants evidenced thereby in accordance with the terms thereof, and accordingly hereby irrevocably subscribes for the common shares (the “Shares”) of the Corporation to be received thereon and irrevocably surrenders the Warrant Certificate to the Corporation for such purpose.

The undersigned hereby represents and warrants to the Corporation that at the time of exercise (PLEASE CHECK [√] ONE [ONLY] OF THE FOLLOWING):

1.	_____	The undersigned holder (i) at the time of exercise of this Warrant is not in the United States; (ii) is not a “U.S. person” as defined in Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”) and is not exercising this Warrant on behalf of a “U.S. person”; and (iii) did not execute or deliver this Exercise Form in the United States.

2.	_____	The undersigned holder (i) is an “accredited investor”, as defined in Rule 501(a) under the 1933 Act, who purchased the Warrants directly from the Corporation pursuant to a written subscription agreement for the purchase of Units consisting of Common Shares and Warrants; (ii) is exercising the Warrants solely for its own account and not on behalf of any other person; and (iii) each of the representations and warranties made at the time of subscription for the purchase of Units remains true and correct on the date of exercise of the Warrants.

3.	_____	The undersigned holder has delivered to the Corporation an opinion of counsel in form and substance satisfactory to the Corporation to the effect that the exemption from the registration requirements of the 1933 Act and applicable state securities laws is available.

The undersigned holder understands that unless box 1 is checked, the certificate representing the Shares will bear a legend restricting transfer without registration under the 1933 Act and applicable state securities laws unless an exemption from registration is available.

If any Warrants represented by this Warrant Certificate are not being exercised, a new Warrant Certificate will be issued and delivered with the Common Share certificates.

The undersigned hereby directs that the Shares hereby subscribed for be issued and delivered as follows:

Name(s) in Full	Address	Number of Shares

DATED the _____ day of _______________, 20__.

}
}
}
Signature of Witness	}	Signature of registered holder or Signatory
	}	thereof
}
}
}
	}	If applicable, print Name and Office of
	}	Signatory
}
}
}
	}	Print Name of registered holder as on
	}	certificate

}
}
	}	Street Address
}
}
}
	}	City, Province and Postal Code

Instructions:

1.	The registered holder of a Warrant may exercise its right to convert the Warrant into Shares by completing and surrendering this Exercise Form and the ORIGINAL Warrant Certificate representing the Warrants being converted to the Corporation, as provided for in the Warrant Certificate. Certificates representing the Shares to be acquired on exercise will be sent by prepaid ordinary mail to the address(es) above within three business days after the receipt of all required documentation.

2.	If this Exercise Form is signed by a trustee, executor, administrator, curator, guardian, attorney, officer of a corporation or any other person acting in a fiduciary or representative capacity, this Exercise Form must be accompanied by evidence of authority to sign satisfactory to the Corporation.

3.	If this Exercise Form indicates that Shares are to be issued to a person or persons other than the registered holder of the Warrant to be converted: (i) the signature of the registered holder on this Exercise Form must be medallion guaranteed by an authorized officer of a chartered bank, trust company or an investment dealer who is a member of a recognized stock exchange, and (ii) the registered holder must pay to the Corporation all applicable taxes and other duties.

4.	If subsection 3 is checked, any opinion tendered must be from counsel of recognized standing in form and substance satisfactory to the Corporation. Holders planning to deliver an opinion of counsel in connection with the exercise of the Warrants should contact the Corporation in advance to determine whether any opinions tendered will be acceptable to the Corporation.